Exhibit 23.2

Suites 1701-02, 17/F., 308 Des Voeux 308 Des Voeux Road Central, Sheung Wan, Hong Kong 香港上環德輔道中308號富衛金融中心 17 樓 1701-02 室 Tel電話: (852) 2123-1695 Fax傳真: (852) 2122-9481

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-3 [File #333-272156, File #333-269304 and File #333-260316] and Form S-8 [File #333-272702, File #333-265644, File #333-211382 and File #333-203156] of our report dated March 31, 2026, relating to the consolidated financial statements and financial statement schedules of Professional Diversity Network, Inc. Our report contains an explanatory paragraph regarding Professional Diversity Network, Inc.’s ability to continue as a going concern.

/s/SR CPA & Co

Hong Kong
March 31, 2026